[AMSCAN LETTERHEAD]


            AMSCAN ANNOUNCES MERGER AND RECAPITALIZATION

               Elmsford, NY - August 11, 1997 -- Amscan
     Holdings, Inc. ("Amscan")(NASDAQ: AMSN) announced today the signing of a definitive merger agreement providing for a recapitalization of Amscan in which Amscan will merge with Confetti Acquisition, Inc., a newly-formed corporation affiliated with GS Capital Partners II, L.P. ("GSCP"), a private investment fund managed by Goldman, Sachs & Co.

               Under the terms of the agreement, each share of Amscan may, at the election of stockholders, be exchanged for either $16.50 in cash, or $9.33 in cash plus a retained interest in Amscan equal to one share for every 150,000 shares elected, with fractional shares paid in cash at the investment price of GSCP (the "Mixed Election"). The all cash option has a significantly higher current value.

               The total value of the transaction, including equity and debt, is approximately $315 million. After the merger, Amscan will be capitalized with $75 million in equity, of which approximately $62 million is expected to be invested by GSCP. GSCP has received a commitment from Goldman Sachs Credit Partners L.P. for a senior debt facility and a highly confident letter from Goldman, Sachs & Co. for its senior subordinated debt financing.

               The majority shareholder of Amscan, the estate of its founder and former CEO, which holds approximately 72% of the outstanding Amscan stock, has irrevocably agreed to vote in favor of the transaction and has agreed to choose the Mixed Election. It is expected that following the merger, GSCP will own approximately 83% of Amscan; Amscan's management will own approximately 7%; and the pre-merger majority shareholder will own almost 10%. The merger, which is expected to be consummated in the fourth quarter of 1997, is subject to customary conditions including the approval of Amscan stockholders, the availability of the contemplated financing and the expiration of antitrust waiting periods.

               Gerald C. Rittenberg, President of Amscan, said, "This merger enhances our ability to build upon our position in the party goods business and will provide Amscan with the support and flexibility to continue to grow and to take advantage of new opportunities."

               Amscan is a leading designer, manufacturer and wholesale distributor of paper and plastic party goods. Amscan products include a broad array of decorative plates, cups, napkins, tablecovers, invitations, and novelty items which are sold through more than 20,000 retail outlets throughout North America, Europe and Australia. Amscan reported sales for the year ending December 31, 1996 of approximately $193 million. The common stock of Amscan is traded on the NASDAQ under the symbol "AMSN."

               Wasserstein Perella & Co., Inc. acted as financial advisor for Amscan, and Goldman, Sachs & Co.
     acted as financial advisor for GSCP in connection with the transaction.

               Any offering of securities in connection with the merger will be made only by means of a prospectus.

          Amscan Contact:               GSCP Contact:
          Mike Correale                 Peter Rose
          (914) 784-4050                (212) 902-5400